Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Second Quarter 2023 Financial Results
JACKSONVILLE, Fla. / August 7, 2023 Redwire Corporation (NYSE: RDW), a global leader in space infrastructure that provides the foundational building blocks that are enabling the most complex space missions, today announced results for its second quarter ended June 30, 2023. Unless otherwise referred to as Comparable Revenues, financial information presented herein includes the results of Space NV for periods including and subsequent to the acquisition date of October 31, 2022.

Redwire will live stream a presentation with slides. Please use the link below to follow along with the live stream:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=sT4Capee

Second Quarter 2023 Highlights
•Revenues for the second quarter of 2023 increased 63.6% to $60.1 million, as compared to $36.7 million for the second quarter of 2022. Revenues also grew sequentially by 4.3%, as compared to the first quarter of 2023.
•Comparable Revenues1 for the second quarter of 2023 increased 24.9% to $45.9 million, as compared to $36.7 million for the second quarter of 2022. Comparable Revenues also grew sequentially by 1.1%, as compared to the first quarter of 2023.
•Net Loss for the second quarter of 2023 improved 92.9% to $(5.5) million, as compared to $(77.0) million for the second quarter of 2022. Net Loss also improved sequentially by $1.8 million or 24.7%, as compared to the first quarter of 2023.
•Adjusted EBITDA1 for the second quarter of 2023 increased by $8.4 million to $4.4 million as compared to $(4.1) million for the second quarter of 2022. Adjusted EBITDA increased sequentially by a nominal amount as compared to the first quarter of 2023.
•Contracted Backlog2 increased 68.3% year-over-year to $272.8 million as of June 30, 2023, as compared to $162.1 million as of June 30, 2022.
•For the full year ended December 31, 2023, Redwire affirms that it expects revenues to be in a range of $220.0 million to $250.0 million.

“In Q2, we continued a trend of strong revenue growth and positive Adjusted EBITDA1,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “This is a result of resilient demand for our differentiated space solutions across a diversified customer set and the operational excellence of our extraordinary Redwire professionals worldwide.”

1Comparable Revenues and Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
2Contracted Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

Additional Financial Highlights:
•Book-to-Bill3 ratio for the second quarter of 2023 was 0.76 as compared to 1.68 as of the second quarter of 2022. On a last twelve month (LTM) basis, Book-to-Bill was 1.49 as of the second quarter of 2023, as compared to 1.15 as of the second quarter of 2022.
•Net cash provided by (used in) operating activities for the second quarter of 2023 increased by $7.0 million to $2.8 million, as compared to $(4.1) million for the second quarter of 2022. Free Cash Flow4 for the second quarter of 2023 was $1.1 million, as compared to $(5.2) million for the second quarter of 2022.
•Total available liquidity was $36.2 million as of June 30, 2023, comprised of $11.2 million in cash and cash equivalents and $25.0 million in available borrowings from our existing credit facilities.

“Our outstanding commercial and operational improvement continued in the second quarter of 2023, leading to record financial performance on both a sequential and year-over-year basis. During the quarter, we recognized record revenues of $60.1 million and achieved record positive Adjusted EBITDA4 of $4.4 million. Importantly, our team’s execution of second quarter 2023 profitable growth led to marked year-over-year improvement in cash provided by operations of $7.0 million and positive Free Cash Flow of $1.1 million,” said Jonathan Baliff, Chief Financial Officer of Redwire. “Our positive Free Cash Flow and LTM Book-to-Bill3 ratio of 1.49 are demonstrating strong momentum as we enter the second half of the year.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Tuesday, August 8, 2023 to review financial results for the second quarter ended June 30, 2023. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=sT4Capee. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13740506.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13740506. The accompanying investor presentation will be available on August 8, 2023 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a global leader in mission critical space solutions and high reliability components for the next generation space economy, with valuable intellectual property for solar power generation, in-space 3D printing and manufacturing, avionics, critical components, sensors, digital engineering and space-based biotechnology. We combine decades of flight heritage with an agile and innovative culture. Our “Heritage plus Innovation” strategy enables us to combine proven performance with new, innovative capabilities to provide our customers with the building blocks for the present and future of space infrastructure. For more information, please visit www.redwirespace.com.

3 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
4 Free Cash Flow and Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the Company’s limited operating history; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the Company’s assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident involving Redwire or our competitors; (9) unsatisfactory performance of our products; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) the fact that we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock and warrants to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risk related to short sellers of our common stock; (24) our management team’s limited experience operating a public company; (25) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA, Free Cash Flow, and Comparable Revenues.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures. Comparable Revenues is calculated as revenues less acquisition-related revenues. Revenues are considered acquisition-related for the first four full quarters since the entities’ acquisition date. After the completion of four fiscal quarters, revenues from acquired entities are presented as comparable in the current period with prior periods conformed to current presentation.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. Comparable Revenues is used to compare revenues over various periods, excluding the impact of acquisitions whose results are not reflected in all periods presented. We believe Pro Forma Adjusted EBITDA and Comparable Revenues provide meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment and standard industry metrics. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.
During the first quarter of 2023, we made the following changes with respect to our KPIs:
•Changed the book-to-bill calculation to present this metric on an LTM (“Last Twelve Months”) basis, whereas prior period disclosures were presented on a year-to-date basis. Book-to-bill LTM is calculated by aggregation of quarterly revenues and contracts awarded for the last four quarters.
•Changed the backlog calculation to present only contracted backlog, whereas prior period disclosures also presented uncontracted backlog. There was no change in the calculation of contracted backlog.

Management believes these presentation changes will provide meaningful insights into contract award trends and increase comparability of the Company’s performance metrics with those of industry peers.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$11,231	$28,316
Accounts receivable, net	25,492	26,726
Contract assets	43,290	31,041
Inventory	1,281	1,469
Income tax receivable	688	688
Prepaid insurance	636	2,240
Prepaid expenses and other current assets	6,545	5,687
Total current assets	89,163	96,167
Property, plant and equipment, net of accumulated depreciation of $4,605 and $3,032, respectively	13,874	12,761
Right-of-use assets	14,892	13,103
Intangible assets, net of accumulated amortization of $14,786 and $11,247, respectively	64,409	66,871
Goodwill	64,994	64,618
Equity method investments	3,495	3,269
Other non-current assets	570	909
Total assets	$251,397	$257,698

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$16,890	$17,584
Notes payable to sellers	—	1,000
Short-term debt, including current portion of long-term debt	780	2,578
Short-term operating lease liabilities	3,614	3,214
Short-term finance lease liabilities	382	299
Accrued expenses	34,307	36,581
Deferred revenue	33,905	29,817
Other current liabilities	3,344	3,666
Total current liabilities	93,222	94,739
Long-term debt	75,046	74,745
Long-term operating lease liabilities	14,049	12,670
Long-term finance lease liabilities	806	579
Warrant liabilities	3,325	1,314
Deferred tax liabilities	2,985	3,255
Other non-current liabilities	375	506
Total liabilities	$189,808	$187,808

REDWIRE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (In thousands of U.S. dollars, except share data)

	June 30, 2023	December 31, 2022
Convertible preferred stock, $0.0001 par value, 88,000.00 shares authorized; 87,289.66 and 81,250.00 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively. Liquidation preference of $176,476 and $162,500 as of June 30, 2023 and December 31, 2022, respectively.	$85,395	$76,365

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,912,000 shares authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 64,445,106 and 64,280,631 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	6	6
Treasury stock, 141,811 and 141,811 shares, at cost, as of June 30, 2023 and December 31, 2022, respectively	(381)	(381)
Additional paid-in capital	192,962	198,126
Accumulated deficit	(219,250)	(206,528)
Accumulated other comprehensive income (loss)	2,629	2,076
Total shareholders’ equity (deficit)	(24,034)	(6,701)
Noncontrolling interests	228	226
Total equity (deficit)	(23,806)	(6,475)
Total liabilities, convertible preferred stock and equity (deficit)	$251,397	$257,698

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues	$60,098	$36,728	$117,703	$69,595
Cost of sales	44,194	29,746	87,582	57,442
Gross margin	15,904	6,982	30,121	12,153
Operating expenses:
Selling, general and administrative expenses	17,686	17,562	33,724	38,513
Transaction expenses	4	48	13	94
Impairment expense	—	80,462	—	80,462
Research and development	2,070	1,708	2,458	3,432
Operating income (loss)	(3,856)	(92,798)	(6,074)	(110,348)
Interest expense, net	2,664	1,670	5,308	3,122
Other (income) expense, net	(970)	(15,515)	1,457	(14,335)
Income (loss) before income taxes	(5,550)	(78,953)	(12,839)	(99,135)
Income tax expense (benefit)	(85)	(1,925)	(116)	(4,814)
Net income (loss)	(5,465)	(77,028)	(12,723)	(94,321)
Net income (loss) attributable to noncontrolling interests	(1)	—	(1)	—
Net income (loss) attributable to Redwire Corporation	(5,464)	(77,028)	(12,722)	(94,321)
Less: dividends on Convertible Preferred Stock	4,800	—	9,166	—
Net income (loss) available to common shareholders	$(10,264)	$(77,028)	$(21,888)	$(94,321)

Net income (loss) per common share:
Basic and diluted	$(0.16)	$(1.22)	$(0.34)	$(1.50)
Weighted-average shares outstanding:
Basic and diluted	64,345,698	62,992,454	64,313,344	62,842,495

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(5,464)	$(77,028)	$(12,722)	$(94,321)
Foreign currency translation gain (loss), net of tax	138	(358)	556	(486)
Total other comprehensive income (loss), net of tax	138	(358)	556	(486)
Total comprehensive income (loss)	$(5,326)	$(77,386)	$(12,166)	$(94,807)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of U.S. dollars)

	Six Months Ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income (loss) attributable to Redwire Corporation	$(12,722)	$(94,321)
Net income (loss) attributable to noncontrolling interests	(1)	—
Net income (loss)	(12,723)	(94,321)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	5,084	7,060
Amortization of debt issuance costs and discount	173	207
Equity-based compensation expense	3,866	6,154
(Gain) loss on change in fair value of committed equity facility	(66)	38
(Gain) loss on change in fair value of warrants	2,011	(15,155)
Deferred provision (benefit) for income taxes	(333)	(4,828)
Impairment expense	—	80,462
Non-cash lease expense	103	187
Non-cash interest expense	525	—
Other	(128)	31
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1,376	3,546
(Increase) decrease in contract assets	(11,898)	(3,009)
(Increase) decrease in inventory	188	(1,003)
(Increase) decrease in prepaid insurance	1,604	2,127
(Increase) decrease in prepaid expenses and other assets	(592)	(827)
Increase (decrease) in accounts payable and accrued expenses	(3,262)	3,514
Increase (decrease) in deferred revenue	4,025	101
Increase (decrease) in operating lease liabilities	(160)	—
Increase (decrease) in other liabilities	(440)	132
Increase (decrease) in notes payable to sellers	(557)	—
Net cash provided by (used in) by operating activities	(11,204)	(15,584)
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(2,223)	(1,898)
Purchase of intangible assets	(325)	(175)
Net cash provided by (used in) investing activities	(2,548)	(2,073)
Cash flows from financing activities:
Proceeds received from debt	11,500	10,000
Repayments of debt	(13,695)	(2,294)
Payment of debt issuance fees to third parties	—	(770)
Repayment of finance leases	(175)	—
Proceeds from issuance of common stock	—	1,222
Payment of committed equity facility transaction costs	(571)	(81)
Payments of issuance costs related to convertible preferred stock	(52)	—
Payment of contingent earnout	(443)	—
Net cash provided by (used in) financing activities	(3,436)	8,077
Effect of foreign currency rate changes on cash and cash equivalents	103	(64)
Net increase (decrease) in cash and cash equivalents	(17,085)	(9,644)
Cash and cash equivalents at beginning of period	28,316	20,523
Cash and cash equivalents at end of period	$11,231	$10,879

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA and Pro Forma Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income (loss)	$(5,465)	$(77,028)	$(12,723)	$(94,321)
Interest expense, net	2,664	1,669	5,308	3,121
Income tax expense (benefit)	(85)	(1,925)	(116)	(4,814)
Depreciation and amortization	2,618	3,402	5,084	7,060
Impairment expense	—	80,462	—	80,462
Acquisition deal costs (i)	4	48	13	94
Acquisition integration costs (i)	240	954	546	1,402
Purchase accounting fair value adjustment related to deferred revenue (ii)	—	40	15	66
Severance costs (iii)	176	453	320	463
Capital market and advisory fees (iv)	2,967	1,450	4,355	3,408
Litigation-related expenses (v)	43	302	68	2,568
Equity-based compensation (vi)	1,908	1,743	3,866	6,154
Committed equity facility transaction costs (vii)	40	770	(66)	770
Debt financing costs (viii)	17	—	17	—
Warrant liability change in fair value adjustment (ix)	(773)	(16,393)	2,011	(15,155)
Adjusted EBITDA	4,354	(4,053)	8,698	(8,722)
Pro forma impact on Adjusted EBITDA (x)	—	1,515	—	2,509
Pro Forma Adjusted EBITDA	$4,354	$(2,538)	$8,698	$(6,213)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire recorded adjustments related to the impact of recognizing deferred revenue at fair value as part of the purchase accounting for previous acquisitions.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional costs associated with becoming a public company and the internalization of corporate services.
v.Redwire incurred expenses related to the 2021 Audit Committee investigation and resulting securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in fair value recognized as a gain or loss during the respective periods.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
ix.Redwire adjusted the fair value of the private warrant liability with changes in fair value recognized as a gain or loss during the respective periods.
x.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the periods presented, the pro forma impact included the results of Space NV.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net cash provided by (used in) operating activities	$2,844	$(4,138)	$(11,204)	$(15,584)
Less: Capital expenditures	(1,749)	(1,059)	(2,548)	(2,073)
Free Cash Flow	$1,095	$(5,197)	$(13,752)	$(17,657)

Comparable Revenues
The following table presents the reconciliation of Comparable Revenues to Revenues, computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues	$60,098	$36,728	$117,703	$69,595
Acquisition-related revenues:
Space NV	(14,242)	—	(26,510)	—
Comparable Revenues	$45,856	$36,728	$91,193	$69,595

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Contracts awarded	$45,646	$61,563	$310,356	$165,342
Revenues	60,098	36,728	208,657	143,350
Book-to-bill ratio	0.76	1.68	1.49	1.15
Book-to-bill is the ratio of total contract awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 0.76 for the three months ended June 30, 2023, as compared to 1.68 for the three months ended June 30, 2022. For both the three months ended June 30, 2023 and 2022, none of the contracts awarded balance relates to acquired contract value.

Our book-to-bill ratio was 1.49 for the LTM ended June 30, 2023, as compared to 1.15 for the LTM ended June 30, 2022. For the LTM ended June 30, 2023, contracts awarded includes acquired contract value from the Space NV acquisition, which was completed in the fourth quarter of 2022. For the LTM ended June 30, 2022, contracts awarded includes acquired contract value from the Techshot acquisition, which was completed in the fourth quarter of 2021.

Backlog
The following table presents our contracted backlog as of June 30, 2023 and December 31, 2022, and related activity for the three months ended June 30, 2023 as compared to the year ended December 31, 2022.

(in thousands)	June 30, 2023	December 31, 2022
Organic backlog, beginning balance	$184,912	$139,742
Organic additions during the period	61,081	194,539
Organic revenue recognized during the period	(91,193)	(148,891)
Foreign currency translation	14	(478)
Organic backlog, ending balance	154,814	184,912

Acquisition-related contract value, beginning balance	128,145	—
Acquisition-related contract value acquired during the period	—	109,765
Acquisition-related additions during the period	14,229	22,731
Acquisition-related revenue recognized during the period	(26,510)	(11,658)
Foreign currency translation	2,153	7,307
Acquisition-related backlog, ending balance	118,017	128,145
Contracted backlog, ending balance	$272,831	$313,057

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $19.7 million and $37.4 million in remaining contract value from time and materials contracts as of June 30, 2023 and as of December 31, 2022, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. The acquisition-related contract backlog activity presented in the table above includes only the contracted backlog of Space NV. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $121.0 million and $129.9 million as of June 30, 2023 and December 31, 2022, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.